Exhibit 10.2

[Form of Amendment Agreement]

CELANESE CORPORATION
2018 GLOBAL INCENTIVE PLAN

AMENDMENT TO
2019 RESTRICTED STOCK UNIT
AWARD AGREEMENTS

This Amendment to 2019 Restricted Stock Unit Award Agreement(s) (this “Amendment Agreement”) is made and entered into by and between Celanese Corporation, a Delaware corporation (the “Company”), and [Participant Name] (the “Participant”), effective as of February 5, 2020. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2018 Global Incentive Plan (as amended from time to time, the “2018 Plan”).
Recitals

A.    The Company and the Participant are parties to that certain (1) Performance-Based Restricted Stock Unit Award Agreement dated during 2019 (the “2019 PRSU Award Agreement”) and/or (2) Time-Based Restricted Stock Unit Award Agreement dated during 2019 (the “2019 RSU Award Agreement” and, together with the 2019 PRSU Award Agreement, collectively, the “Award Agreements”), each made under and pursuant to the 2018 Plan.

B.    The Company desires to amend the Award Agreements as hereinafter provided in a manner that is more beneficial to the Participant.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the Party set forth in this Amendment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant, consent, and agree as follows:

1.    The definition of “Change in Control” contained in the Award Agreements is hereby amended to read in its entirety as follows:

“Change in Control” means:
(i)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subparagraph, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (iii) of this definition; or

(ii)    Individuals who, as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and the Change in Control is a “payment event” under Section 409A for such Award, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.
2.    In all other respects, the Award Agreements shall remain unchanged and in full force and effect.
[signature on following page]

© 2020 Celanese Corporation

IN WITNESS WHEREOF, the Company has caused this Amendment Agreement to be executed on its behalf by its duly authorized officer. Execution by the Participant is not required.

CELANESE CORPORATION

/s/ Lori J. Ryerkerk
By:	Lori J. Ryerkerk
Chief Executive Officer

© 2020 Celanese Corporation